UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

(Amendment No.)

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

PetSmart, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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The following are talking points and FAQs that will be used and/or sent to certain PetSmart employees and investors.

PetSmart Corporate Communications

Talking Points and Q&A

December 2014

Talking Points

•	PetSmart has entered into a binding agreement to be acquired by a consortium led by BC Partners for $83.00 per share in cash; the transaction values the whole company at $8.7 billion. The decision follows an exhaustive review of strategic alternatives by our Board which began over the summer.

•	This $83.00 per share offer represents a premium of approximately 39% over PetSmart’s unaffected closing share price on July 2, 2014 (which was the date that Jana partners publicly announced its 10% stake and started speculation in the market that PetSmart might be sold).

•	The transaction is valued at approximately 9.1x EBITDA for the twelve months ending November 2014.

•	This is a positive development for PetSmart and the transaction positions us exceptionally well to continue to execute on our strategy, serve our customers and drive growth. By partnering with BC Partners and their consortium, we will have access to their substantial resources and experience providing us with significantly more flexibility to invest in our strategy and future growth.

•	BC Partners has received fully committed financing in connection with its offer. We expect the transaction to close in the first half of 2015.

•	The merger agreement has been filed with the Securities and Exchange Commission and is publicly available. During the next month, we will be filing our preliminary proxy statement with details on the review process, as well as details pertaining to the upcoming shareholder vote to approve this transaction.

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FAQ

1)	What are the terms of this transaction?
•	We have signed a binding merger agreement under which a consortium led by BC Partners will acquire all of the outstanding shares of PetSmart for $83.00 per share in cash. The transaction values the company at $8.7 billion, including debt.
•	Additional details regarding the transaction terms and review process are available in the 8-K we filed this week (which includes the merger agreement itself) and further details will be available in our proxy statement, when it becomes available.

2)	Why did the Board decide to take the Company private? Why sell now?
•	The Board of Directors undertook an exhaustive review of strategic alternatives to maximize value for PetSmart’s shareholders and unanimously determined that this offer is in the best interest of our shareholders and our company.

3)	Is the transaction a result of pressure from activist stockholders? Are there others in addition to Jana Partners advocating a sale?
•	As we said when we announced the strategic review, we had constructive conversations with a wide range of shareholders.
•	This transaction is the result of the thorough review of strategic alternatives carried out by the Board of Directors in which they concluded that a sale to BC Partners would maximize value to shareholders.

4)	Have you spoken with Jana Partners? Have they endorsed this deal?
•	We have been in contact with Jana and they have announced that they do not intend to nominate any individuals to serve as directors at our next annual meeting.

5)	Jana Partners said it would consider nominating its own slate of directors to PetSmart’s board if it is not satisfied with the outcome of the auction. Do you think this outcome will satisfy Jana Partners?
•	Jana has announced that they do not intend to nominate any individuals to serve as directors at our next annual meeting.

6)	How did this transaction come about? Who approached whom?
•	The transaction is the result of a thorough review of strategic alternatives which began over the summer.
•	Additional details on the process will be available in our proxy statement, when it becomes available.

7)	Did PetSmart consider alternatives other than a sale?
•	The Board conducted an exhaustive review of all strategic alternatives to maximize value for PetSmart’s shareholders and unanimously determined that this transaction was in the best interest of our shareholders and our company.

8)	What needs to happen between now and close?
•	We expect to close in the first half of 2015. Before then, we need to obtain shareholder approval and obtain antitrust clearances. As you will see in the merger agreement, the

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transaction is subject to shareholder and regulatory approval as well as other customary closing conditions.

9)	Is it true that Petco was not allowed to participate in the bid process?
•	We are not commenting on the specifics of the process. Additional details will be available in our proxy statement, when it becomes available.

10)	How long have you been in discussions with BC Partners?
•	The Board of Directors began exploring strategic alternatives, including a possible sale, on August 19.
•	Additional details on the process will be available in our proxy statement, when it becomes available.

11)	How many bids did PetSmart receive, who were they from and what were the offers? Was there strong interest in acquiring PetSmart, or was it challenging to find a buyer?
•	PetSmart engaged in an exhaustive process. Additional details will be disclosed in the Company’s proxy statement, when it becomes available.

12)	Do you think another bidder could emerge and top BC Partners’ proposal?
•	We can’t speculate on what others will do.

13)	How does this acquisition support PetSmart’s long-term strategy? How will the acquisition boost PetSmart’s competitive stance?
•	This is a very positive development for PetSmart, and the transaction positions us exceptionally well to execute on our strategy, serve our customers and drive growth. By partnering with BC Partners we will have access to their substantial resources and experience providing us with significantly more flexibility to invest in our strategy and future growth.

14)	Who initiated the strategic review?
•	The Board unanimously decided to undertake the review of alternatives.

15)	Will existing management stay at the Company?
•	It is business as usual at PetSmart.

16)	Will the Company host its fourth quarter earnings call?
•	For now, we expect things to remain business as usual
•	As always, prior to any earnings call, we would issue a press release announcement

17)	Are there any immediate changes that BC Partners is expected to make?
•	The transaction has not yet closed, and for now we expect things to remain business as usual.
•	Worth noting that BC Partners has been quoted in the press as saying they don’t expect meaningful changes.

18)	What changes should we expect when PetSmart is no longer a public company?
•	It’s too early to speculate but for now it is business as usual.

19)	What approvals are required?

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We need to obtain shareholder approval and obtain antitrust clearances. In addition, as you will see in the merger agreement, the transaction is subject to other customary closing conditions as well.

20)	Is there a break-up fee?
•	Yes. The buyer is required to pay $510 million and / or reimburse certain expenses to PetSmart if the merger agreement is terminated under specified conditions. PetSmart is required to pay the buyer $255 million or reimburse certain transaction expenses of up to $15 million if the merger agreement is terminated under other specified conditions.

21)	Is there a “go-shop” provision in the merger agreement?
•	No. PetSmart is not permitted to solicit alternative acquisition proposals.

22)	Can PetSmart terminate the transaction if it receives an unsolicited proposal to acquire the company at a higher value?
•	Yes. PetSmart can accept a superior proposal so long as it complies with certain notice and other requirements under the merger agreement.

23)	When will the shareholder meeting take place?
•	The date has not been set but will be set forth in the Company’s definitive proxy statement, when it becomes available.

24)	Will PetSmart declare another dividend?
•	No. Under the terms of the merger agreement PetSmart agreed not to declare any dividends during the pendency of the merger.

25)	How much debt is being incurred as part of the transaction?
•	Lenders have committed to provide $6.2 billion in the form of acquisition debt (including $4.3 billion in term loan commitments and $1.9 billion in bridge commitments) and a $750 million senior secured ABL facility in connection with the transaction.

26)	Given the leverage ratio associated with the transaction, are there any concerns or risks around receiving regulatory approval on the bank loans?
•	BC Partners has received fully committed financing in connection with the offer

27)	Are the banks comfortable with the leverage ratio associated with the debt financing, given the recent media reports that leverage over 6 times is seen as problematic?
•	BC Partners has received full committed financing in connection with the offer

28)	Did the Board receive a fairness opinion?
•	J.P. Morgan delivered a fairness opinion to PetSmart’s Board of Directors.

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Forward Looking Statements

This communication contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. PetSmart, Inc. (“PetSmart”) intends such forward-looking

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statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain PetSmart stockholder approval or the failure to satisfy any of the other closing conditions, (3) the risks related to the debt financing arrangements entered into in connection with the merger agreement, (4) the risks related to disruption of management’s attention from PetSmart’s ongoing business operations due to the transaction, (5) the effect of the announcement of the transaction on the ability of PetSmart to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, (6) changes in general economic conditions, (7) the effectiveness of PetSmart’s profit improvement program in reducing costs and increasing profitability, (8) conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events, (9) PetSmart’s ability to compete effectively and maintain PetSmart’s supply chain, (10) PetSmart’s ability to effectively manage its growth and operations, (11) changes in PetSmart’s structure, and (12) changes in the legal or regulatory environment. Additional risks are described under Item 1A, “Risk Factors,” in PetSmart periodic filings with the Securities and Exchange Commission (“SEC”), including PetSmart’s annual report on Form 10-K for the year ended February 2, 2014 filed on March 27, 2014 and in PetSmart’s subsequently filed Form 10-Qs. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. PetSmart does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed transaction, PetSmart will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, PETSMART’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that PetSmart files with the SEC (when available) from the SEC’s website at www.sec.gov and PetSmart’s website at www.petsmartfacts.com. In addition, the proxy statement and other documents filed by PetSmart with the SEC (when available) may be obtained from PetSmart free of charge by directing a request to PetSmart Investor Relations, 19601 N. 27th Avenue., Phoenix, AZ 85027, (623) 587-2025.

PetSmart and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from PetSmart stockholders with respect to the proposed acquisition of PetSmart. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PetSmart’s Annual Report on Form 10-K for the fiscal year ended February 2, 2014, and its definitive proxy statement for the 2014 annual meeting of stockholders. Additional information regarding the interests of such individuals in the proposed acquisition of PetSmart will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and PetSmart’s website at www.petsmartfacts.com.

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